For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or David Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WIDEPOINT COMPLETES $12.5 MILLION

PUBLIC OFFERING OF COMMON STOCK

McLean, Virginia – March 3, 2014 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of Managed Mobility Solutions featuring enterprise-wide telecommunications management, cyber-security, identity and data assurance, and consulting solutions deliverable in a secured cloud, announced today the completion of an underwritten public offering of 9,057,972 shares of its common stock at a purchase price of $1.38 per share, which includes the full exercise of the over-allotment option granted to the underwriters. The gross proceeds to the Company from this offering were approximately $12.5 million, before deducting underwriting discounts and other estimated offering expenses. All of the shares in the offering were sold by WidePoint.

Steve Komar, CEO stated, “We were very pleased with the exceptionally positive response from interested investors that we witnessed from this offering. The proceeds will allow us to accelerate and broaden our growth strategy as we focus on positioning WidePoint to fully optimize the market opportunity in managed mobile services.”

WidePoint expects to use the net proceeds from the offering for general corporate purposes, including for repayment of debt, acquiring businesses and investing in other businesses.

In connection with the offering, B. Riley & Co., LLC is acting as sole book-running manager.

About WidePoint:

WidePoint is a leading provider of secure, cloud-delivered, enterprise-wide mobile and information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the company’s ability to generate revenue under the blanket purchase agreement with the Department of Homeland Security; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

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